Exhibit 10.62

POLAR MOLECULAR HOLDINGS CORPORATION

CODE OF ETHICS

FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

This Code of Ethics applies to the chief executive officer, chief financial officer and principal accounting officer (the “Executive and Financial Officers”) of Polar Molecular Holdings Corporation.  These officers hold important and elevated roles in corporate governance.  As the senior officers in the corporate leadership group, the Executive and Financial Officers are vested with both the responsibility and authority to protect, balance and preserve the interest of all of the Company’s stakeholders, including shareholders, clients, employees, suppliers and citizens of the community in which business is conducted.  The Executive and Financial Officers fulfill this responsibility by adhering to high standards of ethical conducts in all of their business activities for the Company that may be emulated by all employees and representatives of the Company.  These Officers are also responsible for prescribing and enforcing policies and procedures to assure that such standards are followed in the operation of the Company’s financial organization.

The Executive and Financial Officers shall therefore adhere to and advocate the following principles and responsibilities to establish the expected professional and ethical conduct.

1.                                       Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships whenever possible, and handling such conflicts openly and fairly on behalf of the Company.

2.                                       Provide all interested parties with information that is accurate, complete, objective, relevant, timely and understandable, including in reports filed with the Securities and Exchange Commission and in public disclosures.

3.                                       Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing the officer’s independent judgment to be subordinated.

4.                                       Comply with laws, rules and regulations of federal, state and local governments and other appropriate, private and public regulatory agencies, and promote awareness of and compliance with all such requirements by all members of the finance organization of the Company.

5.                                       Provide processes for members of the finance organization to inform senior management or the board of directors of deviations in practice from policies and procedures governing honest and ethical behavior, and personally report any deviations of which he becomes aware.

6.                                       Respect the confidentiality of information acquired in the course of his work and prevent use of such confidential information for personal advantage.

7.                                       Achieve responsible use of and control over all assets and resources employed by or entrusted to such officer.

8.                                       Proactively promote ethical behavior as a responsible partner among peers at the Company and in the community.